Exhibit 5.1 and 23.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

November 7, 2023

Re:	Lucid Group, Inc. 7373 Gateway Boulevard Newark, California 94560

Ladies and Gentlemen:

Lucid Group, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of securities in connection with the resale by the selling stockholder named in the Registration Statement, or its permitted transferees, of 265,693,703 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”). The Shares were issued pursuant to a subscription agreement, dated May 31, 2023, between the Company and Ayar Third Investment Company (“Ayar”) (the “Subscription Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Shares have been validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Subscription Agreement is a valid, binding and enforceable agreement of Ayar. We have also assumed that the execution, delivery and performance by each party to the Subscription Agreement (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP